UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FUELCELL ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Great Pasture Road
Danbury, CT 06813
203-825-6000

February 10, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of FuelCell Energy, Inc. (“FuelCell”), which will be held on Thursday, March 26, 2009 at 10:00 a.m. Eastern Standard Time, at the Danbury Plaza Hotel & Conference Center located at 18 Old Ridgebury Road, Danbury, Connecticut.  The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.

The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of FuelCell.  We urge you to read the Proxy Statement and give these proposals your careful attention.

Shareholders can help avoid the necessity and expense of further solicitation to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.

Your vote is important regardless of the number of shares you own.  Whether or not you plan to attend the meeting, please take the time to vote in one of these ways:

1.	Vote by Internet: Go to WWW.PROXYVOTE.COM. Have your 12-Digit Control Number when you access the web site and follow the simple instructions.

2.	Vote by Telephone: Call toll-free 1-800-690-6903. Have your 12-Digit Control Number when you call and follow the simple instructions.

3.	Vote by Mail: If you received a proxy card, please vote, sign, date and mail it without delay to ensure its receipt by 11:59 P.M. (Eastern Daylight Time) on March 25, 2009.

You may attend the meeting and vote in person even if you have previously voted by proxy in one of the three ways listed above.

Sincerely yours,

R. Daniel Brdar
Chairman, President and
Chief Executive Officer

CONTENTS

FUELCELL ENERGY, INC.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FUELCELL ENERGY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Shareholders’ Meeting of FuelCell Energy, Inc. (the “Company” or “FuelCell”), will be held at the Danbury Plaza Hotel & Conference Center located at 18 Old Ridgebury Road, Danbury, Connecticut on Thursday, March 26, 2009 at 10:00 a.m. Eastern Standard Time for the following purposes:

1.	To elect eleven (11) directors to serve for the ensuing year and until their successors are duly elected and qualified;
2.	To ratify the selection of the independent registered public accounting firm for fiscal year 2009; and
3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 4, 2009 are entitled to vote at the meeting.

If you plan on attending the meeting, please call FuelCell at (203) 825-6102.  Directions to the Danbury Plaza Hotel & Conference Center are available on the Company’s web site at www.fuelcellenergy.com.

Your attention is directed to the attached Proxy Statement.  If you do not expect to be present at the meeting, please vote your shares according to the instructions on your Notice of Internet Availability of Proxy Materials (NOIA) or proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH G. MAHLER
CORPORATE SECRETARY

Danbury, Connecticut
February 10, 2009

FUELCELL ENERGY, INC.
3 Great Pasture Road
Danbury, CT  06813

February 10, 2009

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of FuelCell Energy, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment thereof.  The Annual Meeting will be held at the Danbury Plaza Hotel & Conference Center located at 18 Old Ridgebury Road, Danbury, Connecticut on Thursday, March 26, 2009 at 10:00 a.m. Eastern Standard Time.  The Company is a Delaware corporation.

The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is February 13, 2009.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until a successor is elected and qualified.  It is the intention of the persons named in the enclosed form of proxy to vote, if authorized, for the election of the eleven nominees named below as directors.  All of the nominees are present directors of the Company.  If any nominee declines or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for any other person who may be nominated.

Vote Required

The affirmative vote of a majority of holders of the Common Stock present in person or by proxy at the Meeting is required to elect each nominee as director of the Company for Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE ELEVEN NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

The following table sets forth certain information for each nominee for election as a director.

NAME PRINCIPAL OCCUPATION	AGE	BIOGRAPHY	DIRECTOR SINCE

R. Daniel Brdar President, Chief Executive Officer and Chairman of the Board of Directors	49
Mr. Brdar has been Chairman of the Board of Directors since January 2007, Chief Executive Officer since January 2006 and President since August 2005. Mr. Brdar, previously FuelCell Energy's Executive Vice President and Chief Operating Officer, joined the Company in 2000. Mr. Brdar held management positions at General Electric Power Systems from 1997 to 2000 where he focused on new product introduction programs and was product manager for its gas turbine technology. Mr. Brdar was Associate Director, Office of Power Systems Product Management at the U.S. Department of Energy where he held a variety of positions from 1988 to 1997 including directing the research, development and demonstration of advanced power systems including gas turbines, gasification systems and fuel cells. Mr. Brdar received a B.S. in Engineering from the University of Pittsburgh in 1981.
			2005

NAME PRINCIPAL OCCUPATION	AGE	BIOGRAPHY	DIRECTOR SINCE

Richard A. Bromley Retired Vice President - Law and Government for AT&T	74	Mr. Bromley recently retired as Vice President - Law and Government Affairs at AT&T. During his 38-year career at AT&T, he served as an attorney for Pacific Northwest Bell, Western Electric, Bell Labs, and as a general attorney in AT&T's New York headquarters. As VP-Law and Government Affairs, Mr. Bromley was responsible for all of AT&T's legal, regulatory and governmental matters west of the Mississippi. He is a member of the bar in California, New York, Washington, and Oregon, as well as the United States Supreme Court.	2007

James Herbert England Chief Executive Officer of Stahlman-England Irrigation Inc.	62
Mr. England is an independent business consultant and the CEO and a director of Stahlman-England Irrigation Inc. and HEMS, LLC, an investment partnership. Previously, Mr. England was Chairman, President and CEO of Sweet Ripe Drinks, Ltd., a fruit beverage company. Prior to that, he spent 18 years at John Labatt Ltd., a $5 billon public company, and served as the company's CFO from 1990-1993. Mr. England started his career with Arthur Anderson & Co. in Toronto after serving in the Canadian infantry. Mr. England is a director of Enbridge Inc. and is a past member of the board of directors of John Labatt Ltd., Canada Malting Co., Ltd., and the St. Clair Paint and Wallpaper Corporation.
			2008

Glenn H. Epstein Former Chairman and Chief Executive Officer of Intermagnetics General Corporation	50
Mr. Epstein was the Chairman and CEO of Intermagnetics General Corporation. He began his career as an engineer at General Electric before moving to the U.K. to take on progressive management roles with Oxford Instruments plc. Mr. Epstein joined Intermagnetics in 1997 as President and COO, took over as CEO in 1999 and was elected Chairman in 2002. Mr. Epstein led Intermagnetics through multiple years of high growth and expansion until negotiating the sale of Intermagnetics to Royal Philips for $1.3 billion. He recently left Philips after leading an integration of both companies MR imaging businesses.
			2007

NAME PRINCIPAL OCCUPATION	AGE	BIOGRAPHY	DIRECTOR SINCE

James D. Gerson Private Investor	65	Mr. Gerson is a member of the Board of several public and private companies and civic organizations including I-Light Technologies, Zipcar, Inc. and VE Enterprises. He is also Chairman of the Board of Evercel, Inc. Prior to its 2007 merger with Schneider Electric, Mr. Gerson served as a Director of American Power Conversion Corp. Mr. Gerson was previously a Vice President of Fahnestock & Co., Inc. (now Oppenheimer & Co.), where he held a variety of positions in corporate finance, research and portfolio management.	1992

Thomas L. Kempner Chairman and Chief Executive Officer of Loeb Partners Corporation	81	Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation since 1979 and a general partner of Loeb Investors Co. LXXV, an investment partnership and an affiliate of Loeb Partners Corporation. Mr. Kempner is a Director of IGENE BioTechnology, Inc., Dyax Corporation, Intersections, Inc. and Director Emeritus of Northwest Airlines, Inc.	1988

William A. Lawson Retired Chairman of the Board of Newcor, Inc.	75	Mr. Lawson was the Chairman of the Board of Newcor, which designed and manufactured products principally for the automotive, heavy-duty, agricultural and industrial markets and focused on two core competencies: precision machined components and molded rubber and plastic products. Newcor operated six companies with 1,000 employees and now operates as part of EXX, Inc. Mr. Lawson was also President of W. A. Lawson Associates, an industrial and financial consulting firm.	1988

George K. Petty Former President and Chief Executive Officer of Telus Corporation	67	Mr. Petty was the President and Chief Executive Officer of Telus Corporation, which is Canada’s second largest telecommunications company. Previously, Mr. Petty was Vice President of Global Business Service for AT&T and Chairman of the Board of World Partners, the Global Telecom Alliance. Mr. Petty is a Director of Enbridge Inc., Enbridge Energy Partners, LLC, Enbridge Energy Management, LLC and Enbridge Energy Company, Inc. Enbridge is a global energy transportation and distribution company with $12 billion (Canadian) in sales and 4,900 employees.	2003

NAME PRINCIPAL OCCUPATION	AGE	BIOGRAPHY	DIRECTOR SINCE

John A. Rolls Managing Partner Core Capital Group, a private investment partnership	67	Mr. Rolls is Managing Partner of Core Capital Group, a private investment partnership. Previously, Mr. Rolls was the President and Chief Executive Officer of Deutsche Bank North America Executive Vice President and Chief Financial Officer of United Technologies, Senior Vice President and Chief Financial Officer of RCA and Treasurer, Monsanto Company. Mr. Rolls is a Director of AbitibiBowater Inc. and of MBIA Corporation.	2000

Christof von Branconi Executive Vice President and Chief Operating Officer of Tognum’s Onsite Energy Systems & Components Division	48
Mr. von Branconi is Executive Vice President and Chief Operating Officer of Tognum AG's Onsite Energy Systems & Components Division. Prior to Tognum AG, Mr. von Branconi was the Chief Operating Officer for Lurgi AG, a Frankfurt, Germany company specializing in chemical plant engineering, including renewables, synthesis gas, hydrogen, carbon monoxide as well as sulfur recovery. Mr. von Branconi's prior roles at Lurgi included Manager of Controlling and Business Development. He was a regional director for ThyssenKrupp HiServe in Oberhausen, Germany as well as Chief Operating Officer and Chief Financial Officer on the Executive Board for Technology and Commercial at Polyamid 2000 in Brandenburg, Germany.
			2007

Togo Dennis West, Jr. Chairman of Noblis, Inc. and the TLI Leadership Group	66
Mr. West was U.S. Secretary of the Army from 1993-1998 and U.S. Secretary of Veterans Affairs from 1998-2000. He has practiced law as a partner in the New York law firm of Patterson, Belknap, Webb and Tyler and was of counsel to the D.C. based law firm of Covington & Burling.  Mr. West also served as General Counsel to the Departments of Defense and of the Navy.  Prior to his appointment with the Army, he was Senior Vice President for Government Affairs with Northrop Corporation. More recently, he was President and CEO of the Joint Center for Political and Economic Studies. Mr. West serves on the boards of Krispy Kreme Doughnuts, Inc., AbitibiBowater Inc. and Bristol-Myers Squibb.
			2008

BIOGRAPHIES OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME PRINCIPAL OCCUPATION	AGE	BIOGRAPHY

Christopher R. Bentley Executive Vice President, Government R&D Operations, Strategic Manufacturing Development	66
Mr. Bentley has been responsible for Government Research and Development Operations and Strategic Manufacturing Development since January of 2005. He joined the Company in 1990 to develop manufacturing and operations capability in support of the DFC commercialization initiative. He served on the Board of Directors from 1993 to 2004. Prior to joining the Company, he was Director of Manufacturing (1985), Vice-President and General Manager (1985-1988) and President (1989) of the Turbine Airfoils Division of Chromalloy Gas Turbine Corporation, a major manufacturer of gas turbine hardware. From 1960 to 1985 he was with the General Electric Company.  Mr. Bentley received a B.S. in Mechanical Engineering from Tufts University in 1966.

Bruce A. Ludemann Senior Vice President of Sales & Marketing	49
Mr. Ludemann joined the Company in April 2006.  His responsibilities encompass the Company’s business development activities across global markets. Prior to joining the Company, Mr. Ludemann was a senior marketing and sales executive with Siemens for eight years, where he oversaw sales and marketing efforts for the firm’s Power Generation and Transmission & Distribution business units. Earlier, he was with ABB Power Transmission & Distribution Inc. for 13 years; the industrial control firm Square D; and Swiss electrical equipment manufacturer BBC Brown Boveri. He also served four years in the U.S. Navy specializing in electric power generation and distribution systems. Mr. Ludemann holds an Executive MBA from the University of Pittsburgh.

Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer, Corporate Strategy	56
Mr. Mahler joined the Company in October 1998 as Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer.  Mr. Mahler’s responsibilities include finance, accounting, corporate governance, strategy, treasury, information systems and human resources. Mr. Mahler was Vice President-Chief Financial Officer at Earthgro, Inc. from 1993 to 1998 and worked at Ernst & Young in the New York and Hartford offices from 1974 to 1992. Mr. Mahler was a partner in the Hartford office’s Entrepreneurial Services Group.  Mr. Mahler received a B.S. in Accounting from Boston College in 1974.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held nine meetings during the fiscal year ended October 31, 2008.  During fiscal year 2008, each director attended at least 85% of the meetings of the Board of Directors and Board committees of which he was a member during the period he served as director.

Lead Independent Director

The Board of Directors established the role of Lead Independent Director and appointed John Rolls to the position in January 2007.

Independent Directors

The Board of Directors has determined that the following members of the Board are independent directors, as such term is defined in Nasdaq Rule 4200(a)(15): Richard A. Bromley, James Herbert England, Glenn H. Epstein, James D. Gerson, Thomas L. Kempner, William A. Lawson, George K. Petty, John A. Rolls and Secretary Togo Dennis West Jr. The independent directors meet from time to time in executive session.

Executive Committee

The Board of Directors has an Executive Committee comprised of Messrs. Brdar (Chairman), Petty and Kempner.  The Executive Committee, which held no meetings during fiscal 2008, is authorized to exercise the general powers of the Board between meetings of the Board of Directors.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee (the “Nominating Committee”) comprised of Messrs. Kempner (Chairman), Gerson, Lawson and Rolls.  The members of the Nominating Committee are all independent directors under applicable Nasdaq rules.  Members of the Nominating Committee are appointed by the Board of Directors. The principal duties of the Nominating Committee, in its capacity as a committee of the Board of Directors, are (i) to identify individuals qualified to become members of the Board of Directors and recommend the persons to be nominated by the Board of Directors for election as directors at the annual meeting of shareholders, (ii) to review the Company’s corporate governance principles, assess and recommend to the Board any changes deemed appropriate, (iii) to periodically review, discuss and assess the performance of the Board and the Committees of the Board, (iv) to review the Board’s committee structure and make recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments, (v) to periodically review and report to the Board any questions of possible conflicts of interest or related party transactions involving Board members or members of senior management of the Company and other matters required by its charter.  The Nominating and Corporate Governance Committee has a charter, a copy of which is available on the Company’s website at www.fuelcellenergy.com.

The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders.  Nominations by shareholders must be in writing, and must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s common stock.  Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected.  Nominations must be delivered to the Nominating Committee at the following address:

Nominating and Corporate Governance Committee
FuelCell Energy, Inc.
c/o Corporate Secretary
3 Great Pasture Road
Danbury, CT 06813

The Nominating Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of shareholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.  The Nominating Committee held three meetings during fiscal 2008.

Audit and Finance Committee

The Board of Directors has an Audit and Finance Committee comprised of Messrs. Gerson (Chairman), Bromley, England, and Rolls.  The principal duties of the Audit and Finance Committee are to oversee (i) management’s conduct of the Company’s financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and the Company’s systems of internal accounting and financial controls, (ii) the Company’s independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company, and (iii) the performance of the Company’s independent auditors. The Audit and Finance Committee shall also assist the Board in providing oversight as to the Company’s financial and related activities, including capital market transactions and other matters required by its charter.  The Audit and Finance Committee has a charter, a copy of which is available on the Company’s website at www.fuelcellenergy.com.  The Audit and Finance Committee held ten meetings during fiscal 2008. The Audit and Finance Committee’s report appears on page 26.

Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the NASDAQ Listing Standards. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board has identified Herbert England and John Rolls as the Audit and Finance Committee's "Independent Financial Experts."

Compensation Committee

The Board of Directors has a Compensation Committee comprised of Messrs. Petty (Chairman), Epstein, Lawson and West.  The members of the Committee are all independent directors under applicable Nasdaq rules.  Members of the Compensation Committee are appointed by the Board of Directors.

The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interests of executive officers with the long-term interests of the Company’s shareholders. To that end, it is the responsibility of the Compensation Committee to develop, approve and periodically review a general compensation policy and salary structure for executive officers of the Company, which considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.  It is also the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the Board the compensation (salary, bonus and other incentive compensation) of the Chief Executive Officer of the Company and review and approve the compensation (salary, bonus and other incentive compensation) of the other executive officers of the Company; review and approve perquisites offered to executive officers of the Company; review and approve corporate goals and objectives relevant to the compensation of executive officers of the Company and evaluate performance in light of the goals and objectives; and review and approve all employment, retention and severance agreements for executive officers of the Company.  The Compensation Committee reviews the management succession program for the Chief Executive Officer and selected executive officers of the Company.

The Compensation Committee acts on behalf of the Board in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, and the review of performance target goals established before the start of the relevant plan year and determination of when performance goals have been achieved at the end of the plan year); the Committee also reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; reviews and recommends the compensation (annual retainer, committee fees and other compensation) of the Directors of the Board to the full Board for approval; and reviews and makes recommendations to the Board on changes in major benefit programs of executive officers of the Company and other matters required by its charter.  The Compensation Committee has a charter, a copy of which is available on the Company’s website at www.fuelcellenergy.com.  The Compensation Committee held five meetings during fiscal 2008.  The Compensation Committee’s report appears on page 16.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended October 31, 2008.  No executive officer or director of the Company had a relationship with the Company or any other company during fiscal 2008, which the SEC defines as a compensation committee interlock and requires disclosure to shareholders.

Mr. Petty, Chairman of the Compensation Committee, is a member of the Board of Directors of Enbridge Inc. (“Enbridge”), a distributor for the Company.

During fiscal year 2008, the Company recognized revenue of approximately $0.2 million for power plant sales to Enbridge.  The Company believes that the terms of its transactions with Enbridge are no less favorable to the Company than it could have obtained from an unaffiliated third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The intent of this Compensation Discussion and Analysis (“CD&A”) is to identify and discuss in detail all components within the Company’s executive compensation policy and to explain the objectives and practices of the policy.  Executive compensation tables are presented beginning on page 17 with respect to the executive compensation of the following Named Executive Officers (“NEOs”).

•	R. Daniel Brdar - Chairman, Chief Executive Officer and President

•	Joseph G. Mahler - Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer, Corporate Strategy

•	Christopher R. Bentley - Executive Vice President, Government R&D Operations, Strategic Manufacturing Development

•	Bruce A. Ludemann - Senior Vice President of Sales and Marketing

Design of Compensation Package

Recruitment and retention of leadership to manage the Company requires a competitive compensation package.  The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interest of executive officers with the long-term interests of the Company’s shareholders.  The Compensation Committee reviews the Company's executive compensation on an annual basis and analyzes the various long-term incentive tools including stock options, restricted stock, restricted stock units, performance-based equity and other alternatives that might be available.

The Compensation Committee’s compensation approach emphasizes (i) a fixed component, which includes a competitive base salary and health and retirement benefits and (ii) a variable  component, which consists of an annual bonus award (based on a percentage of base salary and typically paid in cash and common stock), long-term incentive stock option awards used to align a portion of the executive’s compensation with the long-term success of the Company’s shareholders, restricted stock units and an Employee Stock Purchase Plan (“ESPP”).

To ensure competitiveness of the Company’s executive compensation, the Compensation Committee relies on benchmarking data.  Ernst & Young LLP performed a compensation study for the Company in 2003 and the Company has consulted with them since this date to update the benchmarking data.  The Company has used various other resources for executive compensation benchmarking data, including information from Equilar Inc., as well as subscriptions to internet-based or other forms of executive compensation information.  The Company also uses Mercer HR Consulting, primarily to assist with structuring the Company’s health, life and disability benefits offered to employees and has used compensation benchmarking data provided by Mercer.

The Compensation Committee considers benchmarking data of executive compensation values from a compensation peer group (“CPG”) of companies in the energy industry, primarily alternative energy companies.  Actual compensation for NEOs will vary based on performance, job scope, abilities, tenure and retention risk.  The CPG consists of the following companies: Active Power, Inc., Advanced Energy Industries, Inc., Ballard Power Systems Inc., Beacon Power Corp., American Superconductor Corp., Capstone Turbine Corp., Dionex Corp., Energy Conversion Devices, Inc., Plug Power Inc, Satcon Technology Corp. and Zygo Corp. The Compensation Committee periodically reviews and adjusts the compensation peer group.

The Compensation Committee uses information provided by management, including primarily the Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources.  Management assists with gathering benchmarking data and also provides information to the Compensation Committee relating to Company performance against annual milestones including product orders, cash use, product field performance and product cost-reduction. The Chief Executive Officer makes recommendations to the Compensation Committee for annual merit increases, bonus pools and long-term incentive awards for other NEOs.  The Compensation Committee determines annual merit increases, bonus pools and long-term incentive awards for the Chief Executive Officer.

Fixed Compensation

Principal elements of fixed compensation not directly linked to individual or Company performance include a base salary and benefits (e.g., 401(k), health, life and disability insurance).

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executive officers. Fiscal 2008 base salaries for the Company’s executive officers were determined by the Compensation Committee after considering the base salary level of NEO’s in the prior year. Increases in base salary are based on an annual review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The Compensation Committee has historically reviewed benchmarking data showing an average executive compensation in the 25th to 75th percentile of the market median from the CPG, with individual variations based on job scope, tenure, retention risk and other factors considered relevant by The Compensation Committee.  Base salaries for the Company’s NEOs for 2008 are consistent with this targeted range.

Benefits

The Company offers a 401(k) Plan as well as health, life and disability insurance to its NEOs.  The level of benefits and premiums under these programs are offered on the same basis as those offered to the Company’s non-executive employees.  All 401(k) contributions are limited to an annual maximum amount as set annually by the Internal Revenue Service.  During fiscal 2008 the Company provided matching contributions equal to the employee’s deferred compensation, up to a maximum of 6 percent of annual compensation, subject to limitations imposed by the IRS.  Participants are required to contribute a minimum of 3 percent in order to be eligible to participate and receive a Company match.  Company contributions begin vesting after one year and are fully vested after five years. Effective March 2009, the Company will be suspending matching contributions. There is no option available in the 401(k) plan for the employee to receive or purchase the Company’s common stock.  The Company also offers medical and dental insurance and pays a portion of the premiums for these benefits consistent with other non-executive employees.  Executive officers and non-executive employees also receive group life insurance and accidental death and dismemberment benefits; premiums for these benefits are paid by the Company.  The Company also pays short-term disability premiums and supplemental long-term disability premiums for its executive officers and other eligible employees.

Variable Compensation

Annual Bonus

NEOs are eligible to participate in an annual bonus plan.  The baseline bonus percentages for the NEOs as well as all salary grade levels within the Company are based on benchmarking data for the Company’s CPG.  The Compensation Committee has historically reviewed benchmarking data showing an executive annual bonus between the 50th and 75th percentile of the market median from the CPG. The Compensation Committee determines the level of awards under the bonus plan and considers input of the Chief Executive Officer with respect to the bonus to be awarded to the other executive officers.  The size of the Company’s overall bonus pool as well as each individual NEO’s bonus reflects (i) baseline bonus percentages, (ii) performance against pre-established Company milestones, and (iii) adjustments for individual performance.  The Compensation Committee retains the right to adjust the size of awards as it deems appropriate to take into account other factors that enhance or detract from results achieved relative to the established milestones, as well as unforeseen factors beyond management’s control that affected performance.  In this way, the Compensation Committee does not confine itself to a purely quantitative approach and retains discretion in determining awards based on its review of and assessment of results for the year.  The Compensation Committee believes that linking bonus awards to pre-established milestones creates a performance-based compensation strategy consistent with shareholder interests.

Baseline bonus targets as a percentage of base salary for each NEO are as follows:

-	Chief Executive Officer – 50 percent
-	Other Named Executive Officers – 30 percent.

Each of the Company’s milestones include pre-established levels of performance to obtain scores ranging from 0 percent to 125 percent.  The threshold performance level of satisfactory is intended to be reasonable based on historical performance while performance measures above the threshold are intended as stretch goals to improve the Company’s operating results or product performance. The Compensation Committee has the authority to review extraordinary events that impact the Company's performance and may adjust the final calculation. Each milestone is also assigned a weighting or level of importance of that milestone against the Company’s other milestones.  The aggregate weighted score (milestone weight multiplied by milestone score) for all milestones is used to determine the overall pool payout percentage using the following scale:

Scale	Weighted Score	Percentage Payout

Satisfactory	50% - 69%	75%

Commendable	70% - 89%	100%

Outstanding	Greater than 90%	125%

The milestones for fiscal 2007 (paid in 2008) were to (1) secure product orders, (2) reduce product cost of the DFC300MA and DFC1500MA power plants, (3) achieve technology improvements, (4) limit cash use, and (5) increase research and development revenue.  The five milestones were weighted at 25 percent, 25 percent, 15 percent, 25 percent and 10 percent, respectively.  The Company’s performance for each of the 2007 milestones was (i) secured power plant orders of 62 percent of the order target, (ii) achieved approximately 95% of target for reducing product costs of the DFC300MA and DFC1500MA (iii) achieved 3 percent better than target for increased stack power output and achieved the increase to a 5 year stack-life but missed the targeted completion date, (iv) used approximately 2 percent higher cash than target, and (v) increased research and development revenue 23 percent better than target.

Each milestone performance was applied to a sliding scale to calculate the weighted score. The overall performance against the milestones for 2007 resulted in a weighted score of 75%, yielding a commendable rating and a percentage payout of 100%.

The Chief Executive Officer recommended, and the Compensation Committee approved, a bonus pool of 100 percent of baseline target bonuses.  Bonuses were paid 50 percent in cash and 50 percent in shares of Company stock equal to the bonus award amount divided by the fair market value of the stock on date of award.  Bonus awards for each of the NEOs shown in the Summary Compensation Table on page 17 reflect the approved bonus pool percentage, adjusted for tenure, retention goals and individual performance.

Long-Term Incentive Compensation

Each of the NEOs are eligible to receive awards under the Company’s Equity Incentive Plans.  These Plans are used to align a portion of the NEO’s compensation with shareholders' interest and the long-term success of the Company by providing a direct link to future earnings potential and the Company’s stock price.  The Compensation Committee does not and has not permitted backdating or re-pricing of stock options.  Grant dates are the date The Compensation Committee approves the awards.  Stock option exercise prices equal the closing price for the Company’s common stock on the grant date and have a ten year term.  These options provide value to the executive only if the Company’s stock price increases after the grants are made.

The number of stock options granted annually to NEOs is based on pre-established grant guidelines calibrated to competitive standards and approved by the Compensation Committee. The Compensation Committee considers benchmarking data, peer group comparisons, as well as cost implications, in determining long-term incentive awards. The Compensation Committee has historically reviewed executive officer benchmarking data showing long-term incentive awards ranging from 75 percent to 400 percent of base salary for the CPG with option values determined using the Black-Scholes model.  The Compensation Committee considers benchmarking data when determining the total number of options granted to Company employees, including NEOs, based on a percentage of the Company’s common stock outstanding targeting between the 50th and 75th percentile of Russell 2000 companies according to market data provided by Equilar Inc. For the shares granted in 2008, the run rate percentage of new options granted during the period divided by total outstanding common shares was 1.86 percent. This percentage was within the targeted percentiles.

The number of options granted to each NEO during 2008 is consistent with the benchmarking data discussed above, adjusted for tenure with the Company, retention goals and individual performance. As a percent of base salary, the value of long-term incentive awards in fiscal 2008 ranged from 50 percent to 289 percent of base salary for the NEOs. As a percent of base salary, the value of long-term incentive awards in fiscal 2007 ranged from 36 percent to 146 percent of base salary for the NEOs. The increase in long-term incentive awards as a percentage of base salary from 2007 to 2008 is primarily attributed to Mr. Brdar’s grant of 200,000 stock options on January 30, 2008, compared to 100,000 stock options granted in 2007.  The Compensation Committee considered Mr. Brdar’s total option grant history, including  his new-hire grant on October 12, 2000 with a grant price of $38 per share in determining his 2008 award.  Stock option awards for each of the NEOs are shown in the Summary Compensation Table on page 17.

Employee Stock Purchase Plan

NEOs can participate in the Company’s shareholder approved Section 423 Stock Purchase Plan on the same terms as eligible non-executive employees, subject to legal limitations on contribution amounts or payments to executive officers under these plans.  NEOs can participate in the Company’s shareholder approved Section 423 Stock Purchase Plan (ESPP) on the same terms as eligible non-executive employees, subject to legal and plan limitations on contribution amounts and share limitations.  Under the ESPP, eligible employees have the right to purchase shares of common stock at an exercise price for each offering period equal to the lesser of (i) 85 percent of the last reported sale price of the Company’s common stock on the first business day of the offering period, or (ii) 85 percent of the last reported sale price of the common stock on the last business day of the offering period, in either case rounded up to avoid impermissible trading fractions.

Any shares issued pursuant to the ESPP shall contain a legend restricting the transfer or sale of such common stock for a period of six months after the date of purchase.

Chief Executive Officer Compensation

The compensation paid by the Company to its Chief Executive Officer, Mr. Brdar, who became Chief Executive Officer in January 2006, was based upon an employment agreement.  The Compensation Committee conducts surveys of compensation packages of Chief Executive Officers in comparable companies, and believes, based upon the individual experience of its members that the compensation package for Mr. Brdar for fiscal 2008 was reasonable based upon Mr. Brdar’s experience, his level of responsibility and the contributions made and expected to be made by him to the Company.  See the following section for a description of Mr. Brdar’s employment agreement.

Employment Agreements and Change of Control and Severance

R. Daniel Brdar

On January 12, 2006, the Company entered into an employment agreement (the “Agreement”) with Mr. Brdar upon his promotion to President and Chief Executive Officer.  This Agreement supersedes Mr. Brdar’s prior employment arrangement dated February 2005.  Under the Agreement, which is terminable by either party upon 30 days notice, Mr. Brdar is entitled to an initial annual base salary of $350,000, to be reviewed at least annually by the Board of Directors, and a bonus of up to 50% of Mr. Brdar’s base salary also to be determined and approved by the Board of Directors.  Mr. Brdar retained options to purchase 250,000 shares of Common Stock granted under the February 2005 employment arrangement and was granted options to purchase an additional 250,000 shares of Common Stock in December 2005.  The Agreement also provides Mr. Brdar with the opportunity to participate in insurance plans and other employee benefits as may be generally available to other employees of the Company.  The Agreement also contains non-disclosure provisions and prohibits Mr. Brdar from competing with the Company during the term of his employment and for a period of two years thereafter.

In the event of change in control of the Company resulting in voluntary termination by Mr. Brdar or, in the event of termination of Mr. Brdar’s employment by the Company without cause, he is entitled to a severance payment in an amount equal to two years of his base salary as of the date of termination plus the average of the bonuses paid to him since the inception of his employment agreement. In the event of termination of Mr. Brdar’s employment by the Company for cause, the Company shall pay Mr. Brdar any base salary and vacation accrued but as yet unpaid on the effective date of such termination. Mr. Brdar's stock options and restricted stock granted shall accelerate and immediately vest upon a change of control.

Should Mr. Brdar be unable to fulfill his duties as a result of incapacity or disability, the Company may terminate his employment. In the event of such incapacity or disability, the Company shall continue to pay full compensation to Mr. Brdar in accordance with the terms of his employment agreement until the date of such termination. In the event of death, the Company shall pay Mr. Brdar’s estate any base salary and other compensation or benefits accrued but as yet unpaid on the date of death.

Joseph G. Mahler

In October 1998, the Company entered into an employment agreement with Mr. Mahler upon hiring him as its Chief Financial Officer, Treasurer and Corporate Secretary.  Under the agreement, which is terminable by either party upon 30 days notice, Mr. Mahler is entitled to a minimum annual salary and a bonus.  In addition, upon entering into the agreement, the Company granted Mr. Mahler options to purchase 300,000 shares of Common Stock.  The agreement also provides Mr. Mahler with the opportunity to participate in insurance plans and other employee benefits as may be generally available to other employees of the Company.  The agreement also contains non-disclosure provisions and prohibits Mr. Mahler from competing with the Company during the term of his employment and for a period of two years thereafter.

In the event of change in control of the Company resulting in voluntary termination by Mr. Mahler, he is entitled to a severance payment in an amount equal to one year of his base salary as of the date of termination plus an amount equal to his bonus if any, for the immediately preceding year and any incentive compensation awarded to him but not yet paid.

In the event of termination of Mr. Mahler’s employment by the Company without cause, Mr. Mahler shall be entitled to a severance payment in an amount equal to one year of his base salary as of the date of termination plus an amount equal to his bonus if any, for the immediately preceding year. In the event of termination of Mr. Mahler’s employment by the Company for cause, the Company shall pay Mr. Mahler any base salary accrued but as yet unpaid on the effective date of such termination plus any incentive compensation awarded to him but not yet paid.

Should Mr. Mahler be unable to fulfill his duties as a result of incapacity of disability, the Company may terminate his employment. Mr. Mahler shall receive his base salary through the date of termination, provided, however, that to the extent of Mr. Mahler is receiving disability benefits pursuant to the Company’s disability insurance policy, the amount of such benefits shall be credited against Mr. Mahler’s base salary during the period prior to the date of termination. In addition, upon any termination based upon disability, the Company shall pay Mr. Mahler any incentive compensation awarded to him but not yet paid.  In the event of death, the Company shall pay Mr. Mahler’s estate any base salary through the last day of the calendar month plus any incentive compensation awarded to Mr. Mahler but not yet paid.

Messrs. Bentley and Ludemann do not have employment agreements.

Stock Ownership Guidelines

The Compensation Committee believes that the elements of compensation for NEOs discussed above provides for an appropriate level of correlation with shareholder interests and therefore the Compensation Committee does not require named executives officers or other senior executives to own specified amounts of FuelCell Energy common stock.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to its named executive officers at the end of the year. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The Company structures its equity awards to comply with exemptions in Section 162(m) in order to ensure that the compensation remains tax deductible. The Company periodically reviews the potential consequences of Section 162(m) on the other components of its executive compensation program. Executive Compensation paid during 2008 complied with the Section 162(m) to the extent it was applicable.

Conclusion

The Compensation Committee believes that the elements of compensation delivered to each NEO is reasonable and appropriate and is in the best interest of the Company and its shareholders and that its decisions with respect to compensation paid to NEOs are in line with the goals and objectives as defined in this Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management.  Based on the review of the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board its inclusion in the Company’s Annual Report on Form 10-K for its fiscal year ended October 31, 2008 and its 2009 Proxy Statement filed in connection with the Company’s 2009 Annual Meeting of Shareholders.

The Compensation Committee
George Petty (Chairman)
Togo West, Jr.
William Lawson
Glenn Epstein

Named Executive Officer Compensation

The following narrative, tables and footnotes set forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended October 31, 2008 of those persons who were the chief executive officer during fiscal 2008 and all of the other most highly compensated executive officers (“Named Executive Officers” or “NEOs”) of the Company at October 31, 2008. Each component of the total compensation paid to NEOs during fiscal year 2008 is described below:

Salary – Mr. Brdar’s and Mr. Mahler’s base salaries were set pursuant to the terms of their employment agreements with the Company. For further information see employment agreements on page 14.  Mr. Bentley and Mr. Ludemann do not have employment agreements with the Company.  Salaries are commensurate with position level, job responsibilities and benchmarking data as described on page 11.

Bonus –The value of the annual bonus for each NEO in fiscal year 2008 was paid 50% in cash and 50% in shares of common stock.  The “Bonus” column of the Summary Compensation Table represents the cash portion of the bonus.

Stock Awards - The value of the annual bonus for each NEO in fiscal year 2008 was paid 50% in cash and 50% in shares of common stock.  The “Stock Awards” column of the Summary Compensation Table represents the common stock value of the bonus. Shares were issued at their fair market value on the date of award. These amounts are included in the Summary Compensation Table on page 17 of this Proxy Statement.

Option Awards – The option awards disclosed in the Summary Compensation Table consist of options granted to each NEO during fiscal year 2008.  The value of option awards is based on Statement of Financial Accounting Standard No. 123R, “Share-Based Payments” (SFAS 123R) as required by the Securities and Exchange Commission.  As a result, this amount does not reflect what was paid to the Company’s executives; rather it reflects the amount we must include as an expense on the Company’s financial statements.

All Other Compensation – The “All Other Compensation” column of the Summary Compensation Table includes employer contributions to the Section 401(k) Plan and relocation expenses paid during fiscal 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)(3)		Total ($)
R. Daniel Brdar
Chairman, President and Chief Executive Officer	2008 2007	$382,801 364,130	$100,000 87,500	$100,000 87,500	$1,105,160 400,644	$13,500 13,500		$1,701,461 953,274

Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary, Treasurer, Corporate Strategy	2008 2007	276,191 263,240	45,000 38,250	45,000 38,250	303,919 160,257	13,500 13,724		683,610 513,721

Christopher R. Bentley Executive Vice President, Government R&D Operations, Strategic Manufacturing Development	2008 2007	274,997 274,997	41,250 34,500	41,250 34,500	138,145 100,161	13,500 13,500		509,142 457,658

Bruce A. Ludemann Senior Vice President of Sales and Marketing	2008 2007	218,337 206,464	35,000 25,000	35,000 25,000	414,435 300,483	13,115 16,098	(2)	715,887 573,045

(1)	The value of the 2008 and 2007 annual bonus was paid 50% in cash and 50% in shares of common stock.
(2)	Includes reimbursement of $3,710 to Mr. Ludemann for relocation expenses.
(3)	Represents employer contributions to the Section 401(k) Plan.

For further information on each compensation component of the Summary Compensation Table, refer to the CD&A beginning on page 10.

Grants of Plan-based Awards

Options granted to NEOs in fiscal year 2008 as detailed in the table below were granted pursuant to the Company’s 2006 Equity Incentive Plan.  These options were made on the same terms as options granted to all other eligible employees.  Material terms of stock options granted are as follows:

-	Stock options vest at a rate of 25% per year beginning on the first anniversary of the date of grant.
-
Stock options expire on the tenth anniversary of the date of grant providing that the NEO remains actively employed. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the NEOs legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

-	The stock option price is 100 percent of the Fair Market Value of the Common Stock on the date of grant.

For further information on the stock option grants included in the Grants of Plan Based Award Table, refer to the CD&A beginning on page 10.

Grants of Plan-based Awards Table

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (1)
R. Daniel Brdar	1/30/2008	13,352	200,000	$8.74
Joseph G. Mahler	1/30/2008	6,009	55,000	8.74
Christopher R. Bentley	1/30/2008	5,508	25,000	8.74
Bruce A. Ludemann	1/30/2008	4,673	75,000	8.74

(1)
Option Awards - On January 30, 2008, the 2008 long-term incentive grants were approved by the Board of Directors for the Chief Executive Officer and by the Compensation Committee for the other NEOs at an option exercise price of 100% of the closing price of the Company’s common stock on the NASDAQ on that date.  For more information regarding the Company’s option grant practices, see the Long-Term Incentive Compensation section of the CD&A beginning on page 10 of this document.

(2)
Stock Awards – On February 26, 2008  the stock portion of annual bonuses (50 percent of total annual bonus is paid in stock) were paid to NEO’s in shares of Company stock equal to the stock bonus award amount divided by the fair market value of the closing price of the Company’s common stock on the date of the award.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table sets forth the outstanding equity awards held by the Company’s Named Executive Officers as of October 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)(2)	Option Expiration Date
R. Daniel Brdar	60,000	—	$38.00	10/12/2010
	34,000	—	13.76	12/19/2011
	50,000	—	5.45	2/11/2013
	35,000	—	13.78	3/30/2014
	187,500	62,500	9.42	2/11/2015
	125,000	125,000	8.65	12/19/2015
	25,000	75,000	6.49	3/13/2017
	—	200,000	8.74	1/30/2018
Joseph G. Mahler	9,000	—	6.69	12/23/2009
	32,000	—	23.00	4/06/2011
	42,000	—	13.76	12/19/2011
	10,000	—	5.45	2/11/2013
	20,000	—	13.78	3/30/2014
	30,000	10,000	9.57	3/29/2015
	20,000	20,000	10.45	3/14/2016
	10,000	30,000	6.49	3/13/2017
	—	55,000	8.74	1/30/2018
Christopher R. Bentley	40,000	—	1.63	3/30/2009
	24,000	—	6.69	12/23/2009
	32,000	—	23.00	4/06/2011
	45,000	—	13.76	12/19/2011
	10,000	—	5.45	2/11/2013
	20,000	—	13.78	3/30/2014
	18,750	6,250	9.57	3/29/2015
	12,500	12,500	10.45	3/14/2016
	6,250	18,750	6.49	3/13/2007
	—	25,000	8.74	1/30/2018
Bruce A. Ludemann	16,250	16,250	12.86	4/17/2016
	16,250	16,250	8.63	7/17/2016
	18,750	56,250	6.49	3/13/2017
	—	75,000	8.74	1/30/2018

(1)	Options vest at a rate of 25% per year beginning on the first anniversary of the date of grant which is ten years prior to the expiration date.
(2)	Option exercise price is 100% of the closing price of the Company’s common stock on the date of grant as reported on the NASDAQ exchange.

Option Exercises and Stock Vested

The following table provides information, for the named executives, on stock option awards exercised during fiscal year 2008, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and brokerage commission. The exercise prices reported in the notes below indicate rounding, since grant prices may extend to three decimal points.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph G. Mahler (1), (2)	157,800	$1,440,764
Christopher R. Bentley (3)	80,000	870,431

(1)
Mr. Mahler exercised 5,491 stock options on December 14, 2007 with an exercise price of $1.82 and market price of $12.50; 18,533 stock options on December 20, 2007 with an exercise price of $1.82 and market price of $12.51; 35,976 stock options on December 21, 2007 with an exercise price of $1.82 and market price of $12.51.  Mr. Mahler sold all these shares (60,000 shares) after the payment of the exercise price and taxes.

(2)	Mr. Mahler exercised 97,800 stock options on January 7, 2008 with an exercise price of $1.82 and market price of $9.99. Mr. Mahler retained all these shares.

(3)
Mr. Bentley exercised 7,280 stock options on December 14, 2007 with an exercise price of $1.63 and market price of $12.50; 24,567 stock options on December 20, 2007 with an exercise price of $1.63 and market price of $12.51; 48,153 stock options on December 21, 2007 with an exercise price of $1.63 and market price of $12.51.  Mr. Bentley sold all these shares (80,000 shares) after the payment of the exercise price and taxes.

DIRECTOR COMPENSATION

The Board of Directors periodically reviews director compensation. The Board compensation and benefit program for non-employee directors described below was approved by the Board and went into effect in fiscal 2005 and was amended by the Board in fiscal 2008.  In recommending this program to the Board, the Compensation Committee was guided by the following goals: compensation should fairly pay directors; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

The Company uses a combination of an annual cash retainer and committee member and chair fees.  The Directors can make a choice of cash, shares of the Company’s common stock or stock options. An equity long-term incentive grant is also included in the annual Director Compensation package. Following is a description of the components of director compensation. For further information on director compensation, refer to The Non-Employee Director Compensation Table on page 22.

New Board Members

New Board members, not employed by the Company or an affiliate, are granted 40,000 non-qualified stock options upon acceptance to the Board.

Annual Director Compensation

Each Board member not employed by the Company or its affiliates, is paid a retainer fee of $30,000 per annum.  In addition, committee fees have been established based upon expected level of meetings and activity during the year. Non-Chairman committee fees are $5,000 for the first committee of which the director is a member and $2,500 for each additional committee of which the director is a member. Chairman fees are $12,500 for the Compensation, Audit and Finance and Executive committees. The Chairman of the Nominating and Corporate Governance Committee receives a fee of $7,500. The Lead Independent Director receives a fee of $12,500.

All Board and Committee fees are payable, at the option of the Board member, in cash, shares of the Company’s common stock or options to purchase shares of the Company’s common stock.  If payments are made in the form of stock options, the number of stock options granted is calculated based on an annual Black-Scholes calculation as calculated on or about the date of the annual shareholders meeting.  Stock options vest at the rate of 25% per quarter from the date of grant.

Directors also receive an equity long-term incentive grant in the form of shares of the Company’s common stock valued at $28,000 per annum. The equity grant can be received, at the choice of the Board member, in options to purchase shares of the Company’s common stock, which is calculated based on a Black-Scholes calculation as calculated on or about the date of the annual shareholders meeting. Stock options vest at the rate of 25% per quarter from the date of grant and have restrictions as to transferability.

Cristof von Branconi is employed by Tognum AG, parent company of MTU Onsite Energy GmbH Fuel Cell Systems (“MTU Onsite Energy”), a distributor of the Company (see “Certain Relationships and Related Transactions”  on page 25).  As a result of Mr. von Branconi’s affiliation with Tognum AG, he receives no director compensation.

Directors Deferred Compensation Plan

Pursuant to the Company’s Directors Deferred Compensation Plan, directors may elect to defer until they leave the Board of Directors, receipt of all or a portion of fees paid in cash or common stock. The election to defer fees paid in cash or common stock must be made by the director prior to the beginning of a fiscal year or with respect to a newly eligible director within (30) days after such director becomes eligible to participate in the Plan.

Reimbursement of Expenses

The Company reimburses directors for reasonable expenses incurred in connection with the performance of their duties as directors.

Non-Employee Director Compensation Table for Fiscal 2008

Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)(2)
Richard Bromley	—	—	$61,424		—	$61,424
James Herbert England	—	—	224,084	(3)	—	224,084
Glenn Epstein	—	—	61,424		—	61,424
James Gerson	—	—	71,171		—	71,171
Thomas Kempner	—	—	66,297		—	66,297
William Lawson	—	70,496	—		—	70,496
George K. Petty	—	—	73,612		—	73,612
John A. Rolls	—	—	73,612		—	73,612
Togo West	32,500	—	248,332	(3)	—	280,832

(1)	The values of stock awards and option awards were calculated by using grant date fair values computed in accordance with SFAS 123R.
(2)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairman fees.
(3)	Mr. England and Secretary West both joined the Board of Directors in Fiscal 2008 and each received the initial director grant of 40,000 non-qualified stock options.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 10, 2009 with respect to: (a) the shareholders known to management to own beneficially more than 5% of the outstanding common stock of FuelCell; (b) each of FuelCell’s directors; (c) each of the executive officers of FuelCell named in the Summary Compensation Table under the heading “Executive Compensation”; and (d) in summary, all of FuelCell’s directors and executive officers as a group.

Unless indicated otherwise the address of each holder is in care of FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, Connecticut 06813-1305.

Name	Shares of Common Stock owned Beneficially (1)		Percentage of Outstanding Common Stock (1)
R. Daniel Brdar	814,356	(2)	1.17
Christopher R. Bentley	430,144	(3)	*
Richard A. Bromley	22,629	(4)	*
James Herbert England	212,975	(5) (6)	*
Glenn H. Epstein	32,629	(7)	*
James D. Gerson	1,296,618	(8)	1.88
Thomas L. Kempner	618,624	(9)	*
William A. Lawson	147,113	(10)	*
Bruce A Ludemann	98,595	(11)	*
Joseph G. Mahler	378,502	(12)	*
George K. Petty	311,180	(5) (13)	*
John A. Rolls	124,538	(14)	*
Christof von Branconi c/o MTU Onsite Energy GmbH Fuel Cell Systems Postfach D-81663 München, Germany	2,746,548	(15)	3.98
Togo Dennis West, Jr.	15,613	(16)	*
Invesco Ltd. 1360 Peachtree Street NE Atlanta, GA 30309	4,221,400	(17)	6.12
POSCO Power DACOM Building, 10th Floor 706-1 Yeoksam-dong, Gangnam-gu Seoul 135-987, Korea	3,822,630	(18)	5.54
Sound Energy Partners, Inc. 354 Pequot Avenue Southport, CT 06890-1345	3,684,521	(19)	5.34

All Directors and Executive Officers as a Group (14 persons)	4,295,564	(20)	6.50
*	Less than one percent.

(1)	Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
(2)	Mr. Brdar’s shareholdings include options to purchase 779,000 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(3)
Mr. Bentley’s shareholdings include options to purchase 233,500 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.  Mr. Bentley’s shareholdings also include 100 shares held by his wife, Karen Bentley. Mr. Bentley disclaims beneficial ownership of the securities held by his wife.

(4)	Mr. Bromley’s shareholdings include options to purchase 22,629 shares of Common Stock, which are currently exercisable.
(5)
Mr. England and Mr. Petty, by virtue of being directors of Enbridge Inc., may each be deemed to beneficially own 207,952 shares of common stock which are issuable upon conversion of the FuelCell Energy, Inc. Ltd. Series 1 Preferred stock held by Enbridge Inc. Mr. England is the authorized designee of Enbridge Inc. to the Board of Directors of FuelCell Energy, Inc.

(6)	Mr. England’s shareholdings include options to purchase 5,023 shares of Common Stock, which are currently exercisable.
(7)	Mr. Epstein’s shareholdings include options to purchase 22,629 shares of Common Stock, which are currently exercisable.
(8)
Mr. Gerson’s shareholdings include 241,800 shares held by a private foundation, of which Mr. Gerson is President and a Director. Mr. Gerson disclaims beneficial ownership of the securities held by the private foundation. Mr. Gerson’s shareholdings also include options to purchase 78,829 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.

(9)
Mr. Kempner’s shareholdings include options to purchase 85,790 shares of Common Stock, which are currently exercisable or are exercisable within 60 days, 40,934 shares held by Loeb Holding Corporation of which Mr. Kempner is a control person, 241,900 shares held by Thomas Kempner & William Perlmuth Trustees Carl Loeb Trust FBO Thomas Kempner of which Mr. Kempner is beneficiary and 250,000 shares owned by Loeb Partners Corporation.

(10)	Mr. Lawson’s shareholdings include options to purchase 43,009 shares of Common Stock, which are currently exercisable.
(11)	Mr. Ludemann’s shareholdings include options to purchase 88,750 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(12)	Mr. Mahler’s shareholdings include options to purchase 216,750 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(13)	Mr. Petty’s shareholdings include options to purchase 101,742 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(14)	Mr. Roll’s shareholdings include options to purchase 116,538 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(15)	These shares are held by MTU Friedrichshafen GmbH, a wholly owned subsidiary of Tognum AG of which Mr. von Branconi is Executive Vice President and Chief Operating Officer.
(16)	Secretary West’s shareholdings represent options to purchase 15,613 shares of Common Stock, which are currently exercisable or are exercisable within 60 days.
(17)	Based upon information contained in Schedule 13F filed on September 30, 2008
(18)	Based upon information contained in Schedule 13F filed on June 30, 2008
(19)	Based upon information contained in Schedule 13F filed on September 30, 2008
(20)
Includes options to purchase 1,809,802 shares of Common Stock, which are currently exercisable or are exercisable within 60 days and 207,952 shares of Common Stock issuable upon conversion of the FuelCell Energy, Ltd. Series I Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company.  All filings for 2008 were made on a timely basis except for one late Form 4 filing for Thomas L. Kempner.

Certain Relationships and Related Transactions

It is the Company’s policy that related-party transactions are reviewed to ensure that the terms of such transactions are no less favorable to the Company than it could have obtained from an unaffiliated third party. The Audit and Finance Committee has responsibility for reviewing related party transactions.

The above information is to the Company's knowledge, based solely on a review of copies of reports furnished to the Company and representations of certain officers, directors and shareholders owning more than 5% of the Company's Common Stock.

Enbridge Inc.

Enbridge is a global leader in energy transportation and distribution. We have a market development agreement for North America that includes current DFC product distribution and the new DFC-ERG™ power plant that they co-developed with us.  A 2.2 MW DFC-ERG unit was installed at Enbridge’s headquarters in Toronto during the fiscal fourth quarter of 2008. We have also been selected by the Connecticut Department of Public Utility Control (DPUC) for a 9 MW DFC-ERG installation at a natural gas let-down station in Milford, CT under the Connecticut Project 150 Round 2 projects that are in final negotiations. Under a draft decision, the DPUC approved a 3.4 MW DFC-ERG project in Round 3.  Upon final decision by the DPUC, project developers can proceed to negotiate power purchase agreements with the utilities and complete their financing.

During fiscal year 2008, the Company recognized revenue of approximately $0.2 million for power plant sales to Enbridge.  The Company believes that the terms of its transactions with Enbridge are no less favorable to the Company than it could have obtained from an unaffiliated third party.

Mr. England is the authorized designee of Enbridge to the Board of Directors of FuelCell Energy, Inc. and Mr. Petty is a director of Enbridge.

MTU Friedrichshafen GmbH

MTU Friedrichshafen GmbH, a subsidiary of Tognum AG, owns 2,746,548 shares of FuelCell Energy common stock.  Tognum AG, through its subsidiary MTU Onsite Energy, is a licensee of our technology and a purchaser of Direct FuelCell® products. Christof von Branconi, a member of the Board of Directors of the Company, is an Executive Vice President and Chief Operating Officer of Tognum’s Onsite Energy Systems and Components Division.

We have a Cell License Agreement in place with MTU Onsite Energy. Under this agreement, which has been extended through December 2009, we license our DFC technology to MTU Onsite Energy for use exclusively in Europe and the Middle East and non-exclusively in Africa and South America.  We also sell our DFC components and stacks to MTU Onsite Energy under this agreement.  MTU Onsite Energy also granted us an exclusive, royalty-free license to use any of its existing improvements to our Direct FuelCell that MTU Onsite Energy developed as of December 1999 under a previous license agreement.  In addition, MTU Onsite Energy has agreed to negotiate a license grant of any separate carbonate fuel cell know-how it develops during the term of the current Cell License once it is ready for commercialization.   We had a BOP Cross Licensing and Cross-Selling Agreement in place with MTU Onsite Energy that expired in July 2008. Under this agreement, we could sell MW-class modules to MTU Onsite Energy and MTU Onsite Energy could sell their sub-MW class modules to us.

During fiscal year 2008, the Company recognized revenue of approximately $2.9 million for fuel cell components sold to MTU Onsite Energy.  The Company believes that the terms of its transactions with MTU Onsite Energy are no less favorable to the Company than it could have obtained from an unaffiliated third party.

POSCO Power

POSCO Power, a subsidiary of our South Korean strategic distribution partner, POSCO, holds 3,822,630 shares of the Company’s common stock that it acquired in February 2007.  In addition, the Company entered into a 10-year manufacturing and distribution agreement with POSCO Power.  For the first two years of the agreement, the Company will sell complete DFC power plants to POSCO Power.  Beginning in year three, POSCO Power will buy fuel cell modules manufactured by us in Connecticut and build its own BOPs in South Korea using its design, procurement and manufacturing expertise to achieve further cost savings.  Under the terms of the agreement, the Company will receive a 4.1 percent royalty on sales made by POSCO Power payable in a combination of cash and common stock.

During fiscal year 2008, the Company recognized revenue of approximately $46.2 million for power plant sales and long-term service agreements with POSCO.  The Company believes that the terms of its transactions with POSCO are no less favorable to the Company than it could have obtained from an unaffiliated third party.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2008, the Audit and Finance Committee of the Board reviewed the quality and integrity of the Company’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of KPMG LLP, its independent registered public accounting firm, the performance of KPMG LLP and other significant audit matters as required by the Company.

The Audit and Finance Committee has discussed with KPMG, during the 2008 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 114 (The Auditors Communication with Those Charged with Governance), as amended.  The Audit and Finance Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Committee also concluded that KPMG’s provision of audit and non-audit services is compatible with KPMG’s independence. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee
James D. Gerson (Chairman)
Richard A. Bromley
J. H. England
John A. Rolls

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

Audit fees include the aggregate fees billed for the audit of the Company's annual consolidated financial statements, the effectiveness of internal controls over financial reporting and the reviews of each of the quarterly consolidated financial statements included in the Company's Forms 10-Q. The aggregate audit fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2008 were $365,000. The aggregate audit fees billed to the Company by KPMG LLP for the fiscal year ended October 31, 2007 were $350,000.

Audit-Related Fees

Audit-related fees represent accounting advisory services related to the audit of the Company's employee benefit plans and work performed in connection with SEC registration statements. The aggregate audit-related fees billed to the Company by KPMG for the fiscal year ended October 31, 2008 were $22,764 related to employee benefit plans. The aggregate audit-related fees billed to the Company by KPMG for the fiscal year ended October 31, 2007 were $61,634 which included $39,700 related to registration statements.

Tax Fees

Fees paid to KPMG LLP for tax services for 2008 were approximately $10,000. The Company did not use the tax services of KPMG LLP and no fees were paid to KPMG LLP for fiscal 2007.

Other Fees

Other than fees relating to the services described above under Audit Fees, Audit-Related Fees and Tax Fees, there were no additional fees billed by KPMG LLP for services rendered to the Company for the fiscal year ended October 31, 2008 or the fiscal year ended October 31, 2007.

As set forth in its charter, it is the policy of our Audit and Finance Committee to pre-approve all audit and non-audit services provided by KPMG.  Our Audit and Finance Committee has considered whether the provision of KPMG LLP's services other than for the annual audit and quarterly reviews is compatible with its independence and has concluded that it is.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has selected KPMG LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for 2009.  KPMG LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2008.

KPMG representatives are expected to attend the 2009 Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm.  Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required

The affirmative vote of a majority of the votes of holders of the Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
APPROVAL OF PROPOSAL NO. 2

EQUITY COMPENSATION PLAN AND WARRANT INFORMATION

The following table sets forth certain information with respect to the Company’s equity compensation plans and warrants as of the end of the fiscal year ended October 31, 2008.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plans approved by shareholders:
Equity incentive plans	5,967,213	10.99	866,302
Employee stock purchase plan	24,834	4.06	242,383
Plans not approved by shareholders:
Warrants issued to business partners	7,500	9.89	-
Total	5,999,547	10.96	1,108,685

ADDITIONAL INFORMATION AND OTHER MATTERS

General

The record date for the Annual Meeting is February 4, 2009.  Holders of shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), as of the close of business on the record date, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share held on the record date.

Code of Ethics

The Company has a code of ethics, which applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller.  The code of ethics provides a statement of certain fundamental principles and key policies and procedures that govern the conduct of the Company’s business.  The code of ethics can be found on the Company’s website at www.fuelcellenergy.com.

Shareholder Proposals for the 2010 Annual Meeting

Shareholders who wish to present proposals for inclusion in the Company's proxy materials and for consideration at the 2010 Annual Meeting of Shareholders should submit the proposals in writing to the Secretary of the Company in accordance with all applicable rules and regulations of the SEC no later than October 16, 2009.

Quorum and Vote Required

As of the record date, there were issued and outstanding 69,017,330 shares of Common Stock.  The holders of a majority of the shares of Common Stock entitled to vote as of the record date present in person or by proxy will constitute a quorum at the meeting.  Under the Delaware General Corporation Law, any stockholder who submits a proxy and abstains from voting on a particular matter described herein will still be counted for purposes of determining a quorum.  Broker non-votes will be treated as not represented at the meeting.

Voting by Proxy

In voting by proxy with regard to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders should specify their choices via Internet, by telephone, or on the accompanying proxy card.

All properly executed proxies delivered by shareholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given.  If no specific instructions are given, the shares represented by a proxy will be voted “FOR” the election of all directors and “FOR” the ratification of the selection of KPMG as the independent registered public accounting firm for fiscal year 2009.  Abstentions and broker non-votes will have the effect of a vote against each proposal. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their best judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting.

In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors and employees in person or by telephone.  Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them.  All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

Stockholder Communications with Directors

The Company has established a process by which shareholders can communicate with the Company’s Board of Directors.  Shareholders may communicate with the Board of Directors, or any of the Company’s individual directors, by sending their communications to the Board of Directors, or to any individual director, at the following address:

Board of Directors of
FuelCell Energy, Inc.
c/o Corporate Secretary
3 Great Pasture Road
Danbury, CT 06813

All stockholder communications received by the Company’s Corporate Secretary will be delivered to one or more members of the Board of Directors or, in the case of communications sent to an individual director, to such director.

Director Attendance at the Annual Meeting

The Company does not have a formal policy with respect to director attendance at annual meetings.  In fiscal 2008, all directors attended the Company’s annual meeting.

Annual Report and Form 10-K

ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED OCTOBER 31, 2008 AND COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO: FUELCELL ENERGY, INC., 3 GREAT PASTURE ROAD, DANBURY, CONNECTICUT 06813 ATTN:  SHAREHOLDER RELATIONS OR ARE ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.FUELCELLENERGY.COM.

Other Matters

           As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement.  If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

Joseph G. Mahler
Corporate Secretary

Danbury, CT
February 10, 2009

PROXY FORM	FUELCELL ENERGY, INC.	PROXY FORM

PROXY FOR THE MARCH 26, 2009 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Daniel Brdar and Joseph G. Mahler, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of FuelCell Energy, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at the Danbury Plaza Hotel & Conference Center located at 18 Old Ridgebury Road, Danbury, Connecticut on Thursday, March 26, 2009 at 10:00 a.m. Eastern Standard Time and at any adjournment or postponement thereof.

1. Election of Directors
☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction:  To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

R. Daniel Brdar, Christof von Branconi, Richard A. Bromley, James Herbert England, Glenn H. Epstein, James D. Gerson, Thomas L. Kempner, William A. Lawson,  George K. Petty, John A. Rolls, Togo Dennis West, Jr.

2. Ratification of Selection of KPMG LLP as Independent Registered Public Accounting Firm
☐ FOR	☐ AGAINST

3.           As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

The directors recommend a vote FOR items 1 and 2.

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AS PROPOSED.  PLEASE DATE, SIGN AND RETURN IN THE ENVELOPE PROVIDED.

Dated ______________________, 2009

Signature of Shareholder (s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 26, 2009.	(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing).